Exhibit 99.3

Adaptimmune Announces SPEAR T-cells™ Brand for Proprietary Technology

PHILADELPHIA, Pa. and OXFORD, UK, April 22, 2016 — Adaptimmune Therapeutics plc (NASDAQ: ADAP), a leader in the use of TCR engineered T-cell therapy to treat cancer, today announced that the company has adopted the name SPEAR T-cells™ (Specific Peptide Enhanced Affinity Receptor T-cells) to describe its proprietary technology.

The SPEAR T-cells brand is intended to symbolize the vital role that Adaptimmune’s enhanced affinity T-cell receptors play in targeting cancer.

Adaptimmune has a history of scientific leadership in the field of T-cell engineering and the company’s proprietary T-cell engineering platform, developed over the last 15 years, has generated a strong pipeline of T-cell therapies.

“Affinity optimized T-cell receptors are essential to the fight against cancer,” said James Noble, Adaptimmune’s Chief Executive Officer. “Our SPEAR T-cell technology is unique in delivering correctly identified targets and enhanced affinity TCRs that have the potency needed to attack tumors, but also the optimum specificity to minimize risks of cross-reactivity. Our proprietary technology provides us with ‘supra-natural’ TCRs that enable the acceleration of our programs and also facilitates our development of second generation TCRs.”

About Adaptimmune

Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its T-cell receptor (TCR) platform. Established in 2008, the company aims to utilize the body’s own machinery - the T-cell - to target and destroy cancer cells by using engineered, increased affinity TCRs as a means of strengthening natural patient T-cell responses. Adaptimmune’s lead program is an affinity enhanced T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO TCR affinity enhanced T-cell therapy has demonstrated signs of efficacy and tolerability in Phase I/II trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. Adaptimmune has a strategic collaboration and licensing agreement with GlaxoSmithKline for the development and commercialization of the NY-ESO TCR program. In addition, Adaptimmune has a number of proprietary programs. The company has identified over 30 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 200 employees and is located in Oxfordshire, U.K. and Philadelphia, USA. For more information: http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 20-F filed with the Securities and Exchange Commission (SEC) on October 13, 2015 and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts

Will Roberts

Vice President, Investor Relations

T:  (215) 825-9306

E: will.roberts@adaptimmune.com

Margaret Henry

Head of PR

T: +44 (0)1235 430036

Mobile: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com